Exhibit 99.1

NEWS RELEASE

ALBANY INTERNATIONAL ANNOUNCES COMPLETION OF

ALBANY DOOR SYSTEMS TRANSACTION

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Rochester, New Hampshire, January 12, 2012 – Albany International Corp. (NYSE:AIN) announced today that the sale of its global Albany Door Systems (“ADS”) business to ASSA ABLOY AB (the “Buyer”), as announced on October 28, 2011, was successfully completed on January 11, 2012. The selling price was $130 million, subject to customary post-closing adjustments.

As previously indicated the Company intends to use the net proceeds from the transaction to strengthen the balance sheet and will have more detail about its approach to doing so in future earnings releases.

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Albany International is a global advanced textiles and materials processing company with approximately 4,300 employees worldwide and plants strategically located to serve its global customers. The Company's core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance insulation and yarn. Additional information about the Company and its businesses and products is available at www.albint.com.

Investor Contact:	Media Contact:
John Cozzolino	Susan Siegel
518-445-2281	518-445-2284
john.cozzolino@albint.com	susan.siegel@albint.com

Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com